Exhibit 28

Schedule of Transactions

Shamrock Activist Value Fund, L.P.

Date	Number of Common Shares Sold	Price Per Common Share in $US*	Total Sale Price
05/08/09	44,946	$1.9210	$86,341
05/15/09	139,834	$2.0037	$280,184
05/18/09	39,952	$1.9160	$76,548
05/19/09	39,952	$1.9913	$79,556

Total:	264,684		$522,629

Shamrock Activist Value Fund II, L.P.

Date	Number of Common Shares Sold	Price Per Common Share in $US*	Total Sale Price
05/08/09	27	$1.9210	$52
05/15/09	83	$2.0037	$166
05/18/09	24	$1.9160	$46
05/19/09	24	$1.9913	$48

Total:	158		$312

Shamrock Activist Value Fund III, L.P.

Date	Number of Common Shares Sold	Price Per Common Share in $US*	Total Sale Price
05/08/09	27	$1.9210	$52
05/15/09	83	$2.0037	$166
05/18/09	24	$1.9160	$46
05/19/09	24	$1.9913	$48

Total:	158		$312

*	Excludes Brokerage Commissions